Exhibit 10.17
AGREEMENT
     THIS AGREEMENT is executed as of June 15, 2007, by and between One Earth Energy, LLC, an Illinois limited liability company (“One Earth Energy”), and Lisa Foster, a resident of the State of Illinois (“Foster”).
W I T N E S S E T H :
     WHEREAS, Foster owns certain property located in Gibson City, Ford County, Illinois, as legally described in attached EXHIBIT A (the “Real Estate”). One Earth Energy desires to purchase a portion of the Real Estate described in EXHIBIT A, with such portion to be purchased described in the attached EXHIBIT B (the “Property”); and
     WHEREAS, One Earth Energy in its option to purchase the premises which has been exercised undertook and agreed to not disrupt or interfere with the drainage of Foster’s remaining Real Estate in the purchase of the above-described Property and the use of said Property. A copy of said Option Agreement containing said undertakings is attached hereto as EXHIBIT C; and
     WHEREAS, since exercise of the option, the parties have secured a proposal by Day Drainage of Gibson City, Illinois, to re-route the existing drain tiles on the Real Estate around the Property to be sold to One Earth Energy; and
     WHEREAS, said proposal contemplated the necessity of Foster giving and conveying to One Earth Energy an easement across a portion of her remaining property, which said easement Foster does not desire to convey; and
     WHEREAS, One Earth Energy is still desirous of purchasing the Property and agrees to undertake the construction called for in the Day proposal and further agrees to take whatever steps are necessary to secure a discharge of the drainage from the remaining Real Estate across its Property to be acquired or other property without securing a further easement from Foster in the sale of the property; and
     WHEREAS, One Earth Energy desires to indemnify and guarantee that said drainage work will be done in a workmanlike manner and pursuant to the proposal presented by Day Drainage, all of said work being done at the sole cost and expense of One Earth Energy.
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set out, it is agreed between the parties as follows:
     1. One Earth Energy hereby agrees to implement the “Drainage Plan” as above described proposed by Day Drainage of Gibson City, Illinois and to complete said plan at One Earth Energy’s sole cost and expense. Said drainage work shall be completed prior to One Earth Energy undertaking any excavation or work on the Property to be purchased by One Earth Energy from Foster for the construction of any improvements on said property. Notwithstanding the above, One Earth Energy may remove the tree line and shrubs on the Property to be purchased as is reasonably necessary to commence the drainage work. Any trees and/or shrubs removed from the Property will be disposed of by One Earth Energy at a location other than the Foster Real Estate. One Earth Energy hereby agrees to re-level the ground and replace the topsoil on the areas of the remaining Foster Real Estate affected by the drainage work or development upon completion of such work.
     In the completion of the Drainage Plan, One Earth Energy shall not remove any trees or shrubs from the remaining Foster Real Estate except those trees and shrubs that are absolutely necessary to be removed to complete the Drainage Plan. Any trees, shrubs, or rubble that are removed in completing the Drainage Plan shall be disposed of at a location other than the remaining Foster Real Estate.
     2. One Earth Energy hereby reserves the right to use a general contractor of its choice to complete such drainage work. In the event Day Drainage is hired to complete the drainage work no further inspection will be necessary for approval of the drainage work by Foster. If Day Drainage is not hired by One Earth Energy to complete the drainage work, Foster’s current Tenant will be notified in advance of any work to be performed pursuant to the plan and will be allowed to inspect the drainage work process on behalf of Foster. In the event Foster’s Tenant is used to inspect the drainage work process, One Earth Energy shall pay to Tenant a reasonable hourly fee for Tenant’s time expended in inspecting the drainage work process.
     3. As at least a portion of the drainage work to be completed pursuant to the proposal will be done upon the remaining Real Estate, One Earth Energy agrees to give at least seven (7) days prior written notice to Foster of the intent to commence said work prior to entering the remaining Real Estate to perform any such work. Further, One Earth Energy agrees that said work will not be commenced prior to harvest of the 2007 crops located on the Foster property and will be completed prior to the planting season for the 2008 crop year.
     Notwithstanding the above, in the event One Earth Energy desires to commence said drainage work prior to harvest of the 2007 crop, One Earth Energy shall pay to Foster within ten (10) days of the completion of said work, crop damage for all crops destroyed or damaged in the construction process at the rate of $680.00 per acre of corn crop damage and $450.00 per acre of soybean crop damage. Any portion of an acre so damaged will be expensed to the nearest tenth acre based upon the above crop prices. An independent party, mutually agreed upon by the parties, shall be hired at One Earth Energy’s expense to determine the amount of any crop damage for which One Earth Energy is liable pursuant to this Paragraph. In the event completion of the Drainage Plan results in damage to 2008 crop, it is agreed between the parties that the rate for corn shall be $680.00 per acre and the rate for soybeans will be $500.00 per acre crop damage.
     4. One Earth Energy shall be solely responsible for the developing, constructing, and maintaining an alternate route to discharge water collected on the remaining Real Estate and said discharge will be of sufficient size to allow the drainage at the same rate at which water is currently carried from the Real Estate.
     5. One Earth Energy agrees that it will enter the work area from the Property and not across the remaining Real Estate owned by Foster. Foster hereby grants One Earth Energy the right to enter the remaining Real Estate for the limited purpose of completing the work required pursuant to the Proposal and such right shall terminate upon completion of the drainage work.
     6. At Closing, One Earth Energy hereby agrees to place the sum of $12,300 in escrow with the Ford County Title Company. Such funds shall be held in escrow until such time that the contractor hired by One Earth Energy to complete the Proposal submits evidence to the Ford County Title Company that such work has been completed and such contractor has been paid in full for all work in connection with the Proposal.
     7. Indemnification. One Earth Energy hereby agrees to indemnify and hold Foster harmless against any and all damage to current tile lines affecting or present on the Real Estate or the remainder of Foster’s property caused by One Earth Energy’s use or development of the Real Estate. One Earth Energy shall be solely responsible for the cost of repair and rerouting, if necessary, of the tile line to adequately support the Real Estate and the remainder of Foster’s property. Further, One Earth Energy shall indemnify and hold harmless Foster for any damage to Foster’s remaining property caused by the increase of surface water flowage onto and over Foster’s remaining property due to the re-routing of the present tile lines or to One Earth Energy’s development of the Real Estate. This paragraph shall survive One Earth Energy’s purchase of the Real Estate. Said indemnification and hold harmless given by One Earth Energy to Foster shall include all costs of suit and reasonable attorneys fees and reasonable compensation for Foster’s time incurred or expended by Foster in enforcing the terms and provisions herein.
     8. Binding Effect. This Agreement shall be binding on the parties hereto, their successors in interest to the real estate herein, and their assigns. This Agreement shall not be modified, terminated or revoked unless agreed to in writing and signed by the parties hereto. This Agreement may be executed in counterparts and facsimile signatures shall be binding upon the parties.
     IN WITNESS WHEREOF, the parties hereto have duly executed this AGREEMENT effective as of the day and year first above written.

ONE EARTH ENERGY, LLC	FOSTER:
An Illinois limited liability company

/s/Steven Kelly	/s/Lisa Foster
Steven Kelly, President	Lisa Foster

STATE OF Illinois	)

	)	ss.
COUNTY OF Cook	)

     On this 15th day of June , 2007, before me, the undersigned, a Notary Public in and for the State of Illinois , personally appeared Steven Kelly, as President of One Earth Energy, L.L.C., to me known to be the identical persons named in and who executed the foregoing instrument on behalf of One Earth Energy, L.L.C., and acknowledged that he executed the same as his voluntary act and deed.

/s/Joy D. Boyce
Notary Public In and For the State of Illinois

[Notary Seal]
“OFFICIAL SEAL”
JOY D. BOYCE
NOTARY PUBLIC —STATE OF ILLINOIS
MY COMMISSION EXPIRES: 04/05/10

STATE OF Illinois		)

		)	ss.
COUNTY OF Cook		)

2007
     On this 15th day of June , ~~2006~~, before me, the undersigned, a Notary Public in and for the State of Illinois, personally appeared Lisa Foster to me known to be the identical person named in and who executed the foregoing instrument, and acknowledged that she executed the same as her voluntary act and deed.

Notary Public In and For the State of Illinois

/s/Keisha I. Walton

[Notary Seal]
“OFFICIAL SEAL”
KEISHA I. WALTON
Notary Public — State of Illinois
My Commission Expires Aug 18, 2010

EXHIBIT A
The West Half of the Southeast Quarter of Section 3, and the Southwest Quarter of Section 3, all in Township 23 North, Range 7 East of the Third Principal Meridian, Ford County, Illinois.
P.I.N. (09) 11-03-300-001; (09) 11-03-400-001

EXHIBIT B
(34 Acre Portion of Lisa M. Foster Land to be Conveyed)
All that part of the South 1204.28 Feet of the South Half of Section 3, Township 23 North, Range 7 East of the Third Principal meridian, Ford County, Illinois, lying east of the Northerly Extension of the East Line of a tract of land conveyed to Ameren Energy Generating Company by Special Warranty Deed recorded September 11, 2000, as Document No. 216254 in the Ford County Recorder’s Office, and lying west of the Northerly Extension of the East Line of the West 250 Feet of the Northeast Quarter of Section 10, Township 23 North, Range 7 East of the Third Principal Meridian, Gibson City, Ford County, Illinois.
Said Property contains 34.00 acres, more or less.

EXHIBIT C

Prepared by and upon recordation return to Christopher Sackett, 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309; (515) 242-2400.
OPTION AGREEMENT
     THIS OPTION AGREEMENT (the “Agreement”) is executed as of April 17, 2006, by and between One Earth Energy, LLC, an Illinois limited liability company (“One Earth Energy”), and Lisa Foster, a resident of the State of Illinois (collectively “Grantor”).
W I T N E S S E T H :
     WHEREAS, Grantor owns certain property located in Gibson City, Ford County, Illinois, as legally described in attached EXHIBIT A (the “Real Estate”), and desires to grant One Earth Energy an option to purchase approximately thirty-four (34) acres (subject to survey) of such Real Estate (the “Option Property”) located in the south central portion of the Real Estate approximated on the attached Exhibit “B” upon the general terms and conditions set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:
     1. Option; Term; Exercise. Grantor hereby grants One Earth Energy an option (the “Option”) to purchase the Option Property upon the terms and conditions set forth herein. The term of the Option shall be for a period of one (1) year, commencing on the date hereof. The Option may be exercised by One Earth Energy by written notice to Grantor at any time during the Option Period. In the event that One Earth Energy does not timely exercise the Option, the Option shall become null and void, and except as hereafter set forth, the parties shall have no continuing obligations hereunder.
     The Option is contingent for sixty (60) days from the execution of this Agreement to allow Grantor to reasonably satisfy herself that the water table will not be negatively impacted by One Earth Energy’s proposed use of the Option Property
     2. Option Price; Termination. The option price (the “Option Price”) is Ten Thousand Dollars ($10,000.00), and shall be paid to Grantor upon Grantor’s execution of this Agreement. If One Earth Energy exercises the Option, the Option Price shall be applied to the Purchase Price. If the Option is not exercised, except as otherwise provided herein, the Option Price shall be forfeited by One Earth Energy.

3. Purchase Price. The purchase price (the “Purchase Price”) for the Option Property shall be twelve thousand dollars ($12,000.00) per acre if the Option is exercised during the first nine (9) months of the Option Period, and fourteen thousand dollars ($14,000.00) per acre if the Option is exercised during the final three (3) months of the Option Period, and shall be payable at Closing (as hereinafter defined), with adjustments and prorations for customary closing costs such as real estate taxes, transfer taxes, utilities and other matters. One Earth Energy shall bear responsibility for the costs of title insurance and transfer taxes at Closing.
4. Right to Access Property. Grantor shall permit One Earth Energy and its designees access to the Real Estate and the Option Property to prepare the survey referred to in Section 5 below and to perform soil borings and other due diligence during the Option Period. One Earth Energy and its designees shall provide Grantor with satisfactory evidence of liability insurance and shall hold Grantor harmless from and against any claim for property damage (including, without limitation, crop or tile damage) or personal injury resulting therefrom.
5. Survey. Upon One Earth Energy’s exercise of the Option, One Earth Energy, at its sole expense, shall have the Real Estate surveyed to precisely describe the Option Property. In no event will the Option Property include the pond located on the Real Estate
     6. Taxes and Assessments; Risk of Loss. Grantor shall pay all real estate taxes that are a lien on the Option Property. Grantor shall give One Earth Energy a credit at Closing for Grantor’s prorated share of the real estate taxes for the fiscal year in which Closing occurs, based upon the Closing Date and the last known actual real estate taxes payable according to public record. One Earth Energy shall pay all other real estate taxes. Grantor shall pay all special assessments which are a lien on the Option Property as of the Closing Date. One Earth Energy shall pay all other special assessments. Risk of loss shall remain with Grantor until Closing. Grantor agrees to maintain existing insurance until Closing.
7. Title. Within fifteen (15) days of One Earth Energy’s exercise of the Option, Grantor shall deliver to One Earth Energy a preliminary Land Title Association owner’s title insurance commitment, and at Closing Grantor shall cause the title insurance company to issue an owner’s policy of title insurance to One Earth Energy, in the amount of the Purchase Price, issued by a title company reasonably acceptable to One Earth Energy with respect to the Option Property. Such title insurance commitment and policy shall show marketable fee simple title in Grantor in conformity with this Agreement and Illinois law, free and clear of all liens, mortgage and encumbrances. Grantor shall cure/remove prior to Closing any title objections raised by One Earth Energy. If Grantor fails to remove any title objections prior to Closing, One Earth Energy may, in its discretion: (a) terminate this Agreement without liability, in which case the Option Fee shall be returned to One Earth Energy, without limiting any other remedies that One Earth Energy may have; or (b) take title subject to the objection.
     8. Representations and Warranties; Termination of Farm Tenancy. Grantor warrants and represents to One Earth Energy that Grantor will, on the Closing Date, convey to One Earth Energy good and marketable title to the Option Property free and clear of any and all liens, mortgages and encumbrances, subject only to real estate taxes and assessments which are One Earth Energy’s responsibility under Section 6 above, easements, rights-of-way, streets, and any other matters affecting title which One Earth Energy agrees to take title subject to pursuant to Section 7.
     In the event One Earth Energy exercises the Option, Grantor agrees to cooperate with One Earth Energy in providing whatever notices are legally required to terminate the farm tenancy of Warfield Enterprises with respect to the Option Property at the conclusion of the 2006 crop year.
     9. Acts Prior to Closing. From the date hereof until Closing: (i) One Earth Energy and its designees shall have the right * to enter the Real Estate and the Option Property to conduct inspections, studies and investigations; (ii) Grantor shall keep and preserve the Option Property in its present condition; and (iii) Grantor shall not enter into, modify or terminate any agreement relating to or affecting the Option Property which will extend in force beyond the Closing Date.
     10. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a date (the “Closing Date”), time and place mutually agreeable to the parties, but in no event later than ninety (90) days from the later of: (i) One Earth Energy’s exercise of the Option; or (ii) Grantor’s delivery of the title insurance commitment pursuant to Section 7 above.
     11. Closing Obligations. At Closing: (i) Grantor shall execute and deliver to One Earth Energy a Warranty Deed conveying the Option Property to One Earth Energy in accordance with the terms of this Agreement, along with any other documents necessary to convey marketable title of the Option Property or to effectuate a closing of the transaction contemplated by this Agreement; and (ii) One Earth Energy shall deliver to Grantor the Purchase Price and any documents reasonably necessary to effectuate a closing of the transaction contemplated by this Agreement.
     12. Default; Remedies. If either party breaches this Agreement, the other party shall be entitled to exercise any and all remedies or actions at law or in equity available to it, including, but not limited to, specific performance.
     13. Effectiveness. This Agreement shall become effective only upon execution by Grantor and return of an executed original hereof to One Earth Energy on or before April ___, 2006. Upon execution by Grantor prior to such date, Grantor shall insert the date of Grantor’s execution hereof in the first line hereof, which shall be deemed the effective date of this Agreement. In the event this Agreement has not been executed and delivered by Grantor to One Earth Energy on or prior to such date, it shall be null and void and of no force or effect.
     14. Recordable Form; Additional Documents. Either party may record this document or a memorandum hereof, and both parties agree to execute such other instruments or agreements in recordable form as the other party may request (including, without limitation, a Contract For Sale of Real Estate) to effectuate the terms of this Agreement.
     15. Indemnification. One Earth Energy hereby agrees to indemnify and hold harmless Grantor for any and all damage to current tile lines effecting or present on the Option Property or the remaining Real Estate caused by One Earth Energy’s use or development of the Option Property. One Earth Energy shall be solely responsible for the cost of repair and rerouting, if necessary, of the tile line to adequately drain the remaining Real Estate as it was prior to One Earth Energy’s development. Further, One Earth Energy shall indemnify and hold harmless Grantor for any damage to the remaining Real Estate caused by the increase of surface water flowage onto and over the remaining Real Estate due to One Earth Energy’s development of the Option Property. One Earth Energy shall be solely responsible for the cost of construction of a retention pond pursuant to regulations promulgated by the Illinois Department of Natural Resources and Environmental Protection Agency.
     16. Miscellaneous. This Agreement, including the recitals set forth above and any exhibits attached hereto, constitutes the entire understanding between the parties concerning the subject matter hereof. This Agreement shall be governed by and construed in accordance with Illinois law, and shall not be modified except in a writing signed by all parties. All notices hereunder shall be in writing. This Agreement is binding upon the parties and their heirs, representatives, agents, successors and permitted assigns. Time is of the essence with respect to this Agreement and all dates and timelines set forth herein. This Agreement may be assigned by One Earth Energy upon written notice to Grantor. Except as provided in the preceding sentence, neither this Agreement nor any parties’ rights or obligations shall be assigned without the prior written consent of the other party. If any provision herein is held to be invalid or unenforceable, the remaining provisions shall not be affected. No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver. The remedies herein are cumulative and in addition to all other remedies available at law and in equity. The headings contained herein are for convenience only and shall not be considered in interpreting this Agreement. All covenants, warranties, representations and indemnification obligations set forth in this Agreement shall survive the termination or expiration hereof.
     IN WITNESS WHEREOF, the parties hereto have duly executed this OPTION AGREEMENT effective as of the day and year first above written.

ONE EARTH ENERGY, LLC	GRANTOR:
An Illinois limited liability company

/s/Steven Kelly	/s/Lisa Foster
Steven Kelly, President	Lisa Foster

STATE OF ILLINOIS	)

	)	ss.
COUNTY OF FORD	)	[/s/ JKD]

     On this 17 day of April , 2006, before me, the undersigned, a Notary Public in and for the State of Illinois , personally appeared Steven Kelly, as President of One Earth Energy, L.L.C., to me known to be the identical persons named in and who executed the foregoing instrument on behalf of One Earth Energy, L.L.C., and acknowledged that he executed the same as his voluntary act and deed.

/s/Janet K. Davis
Notary Public In and For the State of Illinois

[Notary Seal]
“OFFICIAL SEAL”
Janet K. Davis
Notary Public, State of Illinois
My commission Expires 03-26-2009

STATE OF ILLINOIS	)

	)	ss.
COUNTY OF COOK	)

     On this 13th day of April , 2006, before me, the undersigned, a Notary Public in and for the State of Illinois , personally appeared Lisa Foster to me known to be the identical person named in and who executed the foregoing instrument, and acknowledged that she executed the same as her voluntary act and deed.

/s/Maria Nunez
Notary Public In and For the State of Illinois

[Notary Seal]
“OFFICIAL SEAL”
MARIA NUNEZ
Notary Public, State of Illinois
My commission Expires 07-25-2009

EXHIBIT A
[Attach legal description of Real Estate]

EXHIBIT A
The West Half of the Southeast Quarter of Section 3, and the Southwest Quarter of Section 3, all in Township 23 North, Range 7 East of the Third Principal Meridian, Ford County, Illinois.
P.I.N. (09) 11-03-300-001; (09) 11-03-400-001